Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form F-3 of Nisun International Enterprise Development Group Co., Ltd. (formerly known as Hebron Technology Co., Ltd.) (the “Company”) of our report dated May 3, 2020, with respect to our audits of the consolidated financial statements of Nisun International Enterprise Development Group Co., Ltd for each of the two years in the period ended December 31, 2020 appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2020.

We also consent to the reference to our firm under the caption “Experts” in such registration statement.

/s/Wei, Wei & Co., LLP

Wei, Wei & Co., LLP

Flushing, New York

May 27, 2021